CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 7, 1998 relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of New England Cash Management Trust Money Market Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
August 25, 1998